Exhibit 99.1

CORAUTUS CONTINUES ITS POST-MERGER PLANS TO IMPROVE

OPERATIONAL EFFICIENCY AND CUT BURN RATE

San Diego, CA… April 3, 2003…Corautus Genetics Inc. (AMEX: CAQ), which was formed February 5, 2003 via the merger of Vascular Genetics and GenStar Therapeutics, continues to execute its restructuring plan to boost operational efficiency and reduce its burn rate. As part of the plan, 15 employees were terminated effective April 1.

At its facility in San Diego, Corautus has completed the manufacturing of all of the VEGF-2 needed in connection with the Phase IIb clinical trial, which is expected to commence in the second half of 2003. The Company anticipates that it will outsource manufacturing of additional VEGF-2, if needed for a Phase III trial, and later for commercialization. However, such production requirements are not anticipated until at least 2004.

Corautus also indicated that it is continuing to pursue a financing transaction, as well as having exploratory discussions with potential partnering candidates who would collaborate in various capacities on the upcoming trial.

Richard E. Otto, CEO of Corautus, commented, “We are proceeding step by step to implement the business plan that was developed following the merger. I am pleased with the solid progress thus far. We remain focused and will continue to take measures that will reduce non-personnel costs in advance of commencing the trial. The public and private equity financial markets are the toughest we have seen in years. It is critical that we make preparations that enable us to operate at the most efficient levels, while ensuring that we initiate our trial on schedule.”

In other company news, Corautus announced that its President, Dr. Robert Sobol, has resigned his position as President and Director of the Company in order to pursue other interests. Mr. Otto thanked Dr. Sobol for his assistance in the transition period of the merger integration and for his service as President and as a Director.

About Corautus Genetics

Corautus Genetics Inc. is a biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of cardiovascular disease. Corautus was formed by the merger of Vascular Genetics Inc. with GenStar Therapeutics Corporation to capitalize on the complementary strengths of these companies to accelerate the development of a later stage product for cardiovascular disease. Corautus’s core technology is based upon gene transfer therapy for “therapeutic angiogenesis.” In this approach, the injection of genes for vascular growth factors is believed to stimulate the formation of new blood vessels to help compensate for reduced blood flow due to advanced cardiovascular disease. The focus of Corautus’s efforts will be the clinical development of gene therapy products using a vascular growth factor gene (Vascular Endothelial Growth Factor 2 or “VEGF-2”) for the treatment of severe cardiovascular disease.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, synergies from the merger between GenStar and

Vascular Genetics, benefits associated with the reverse stock split, research, development and commercialization of our product candidates, anticipated trends in our business, approval of our product candidates and other risks that could cause actual results to differ materially. These risks are discussed in the Corautus Genetics, Inc., and GenStar Therapeutics Corporation’s Securities and Exchange Commission filings, including, but not limited to, the risks discussed in Corautus’s Annual Report on Form 10-K (File No. 001-15833) filed March 28, 2003 all of which are incorporated by reference into this press release.

CONTACT:

For Corautus Genetics Inc.

The Investor Relations Group, New York

Shayne Payne or Dian Griesel, 212/825-3210

SOURCE: Corautus Genetics Inc.

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